Exhibit F

CALCULATION OF FILING FEE TABLES

SCHEDULE TO-I

(Form Type)

GROSVENOR REGISTERED MULTI-STRATEGY MASTER FUND, LLC

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$55,900,000 (a)	0.00927%	$5,181.93
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$55,900,000 (a)		$5,181.93
Total Fees Due for Filing			$0.00
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$5,181.93

(a) Calculated as the aggregate maximum purchase price for shares of limited liability company interest.

Table 2: Fee Offset Claims and Sources

Not applicable.